Exhibit 14.1

    FINAL

SYMBOTIC INC.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors of Symbotic Inc. (together with its subsidiaries, the “Company”) has adopted this code of ethics (this “Code”) to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws, rules and regulations;

•	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. The Company’s more detailed policies and procedures set forth in the Company’s employee policies and handbooks are separate requirements and are not part of this Code.

For purposes of this Code, the “Code of Ethics Contact Person” will be the Company’s Assistant General Counsel. If the Assistant General Counsel is unavailable or has a conflict of interest, the Code of Ethics Contact Person will be the Company’s General Counsel.

From time to time, the Company may waive some provisions of this Code. Any waiver of this Code for executive officers or directors of the Company may be made only by the Board of Directors (and, for the avoidance of doubt, not a committee thereof) and must be promptly disclosed as required by the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq rules. Any waiver for other employees may be made only by the Company’s President, Chief Executive Officer or General Counsel and will be reported to the Board of Directors.

I.	Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principles are inconsistent with integrity. Each director, officer and employee must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;

•	observe both the form and spirit of laws, rules and regulations, accounting standards and Company policies; and

•	adhere to a high standard of business ethics.

II.	Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his, her or their Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or his, her or their family member or close personal connection, receives improper personal benefits as a result of his, her or their position at the Company. If a director, officer or employee is unsure whether a situation creates a conflict of interest, he, she or they should discuss such situation with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest are prohibited as a matter of Company policy, unless they have been properly approved by the Company. In particular, an employee, officer or director must never use or attempt to use his, her or their position at the Company to obtain any improper personal benefit for himself, herself or themselves or for his, her or their family member or close personal connection.

Any employee, officer or director who is aware of a situation that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest should discuss that matter with the Code of Ethics Contact Person.

III.	Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the President, the Chief Executive Officer, the Chief Financial Officer and the Corporate Controller (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his, her or their area of responsibility, so that the Company’s public reports and documents filed or furnished with the SEC comply in all material respects with the applicable federal securities laws and SEC rules and regulations. In addition, each such person having direct or supervisory authority regarding such public reports and documents or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his, her or their area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Any questions about the disclosure requirements applicable to the Company or the applicability of those disclosure requirements to specific situations should be addressed to the Code of Ethics Contact Person, who will involve the Company’s internal accountants and such other persons as appropriate.

In addition, each director, officer or employee involved in the Company’s disclosure process, including, without limitation, the Senior Financial Officers, must:

•	familiarize himself, herself or themselves with the disclosure requirements applicable to the Company, as well as the business and financial operations of the Company;

•

not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations;

•

not take any action to fraudulently influence, coerce, manipulate or mislead any independent public accountant or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements that are required to be filed with the SEC if that person knew, or should have known, that such action could result in rendering such financial statements materially misleading; and

•	properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Each of the Company’s employees, officers and directors that has responsibility for producing or maintaining any of the Company’s accounting records shall exercise due care to cause such accounting records to fairly and accurately reflect, in all material respects, the transactions, occurrences, assets or liabilities to which they relate.

IV.	Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations.

As further described in the Company’s Insider Trading Policy, the Company’s policy prohibits, and the laws, rules and regulations of the United States and many other countries may prohibit, among others, any director, officer or employee from purchasing, selling or otherwise trading any securities of the Company, including common stock, any other common equity securities or any preferred equity, convertible or debt securities (“Company Securities”), while in possession of “material, non-public information” about the Company. This prohibition also applies to trading in the securities of an entity other than the Company with which the Company has a contractual relationship or may be negotiating a transaction or of a competitor of the Company, in each case, about which you acquire material, non-public information in the course of your duties for the Company.

Any director, officer or employee uncertain about the legality of a purchase, sale or other trade of any Company Securities or the securities of any other entity should review the Company’s Insider Trading Policy and consult with the Company’s General Counsel before making any such trade. When in doubt, you should assume that you cannot make such trade.

V.	Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code. As further described in the Company’s Whistleblower and Non-Retaliation Policy, good faith reporting of any violation of this Code shall be free of retaliation, and in furtherance of your protection against retaliation, you may remain anonymous or seek confidentiality.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date. Each director, officer or employee must:

•

notify the Code of Ethics Contact Person promptly by telephone or via email of any existing or potential violation of this Code, or they may be reported via the Company’s whistleblower hotline or website set out in the Company’s Whistleblower and Non-Retaliation Policy; and

•	not retaliate against any other director, officer or employee for reports of potential violations made in good faith.

Promptly upon the receipt of any complaint, the Code of Ethics Contact Person will evaluate whether the complaint relates to accounting, internal accounting controls or audit matters (“Accounting Complaints”). If the complaint is determined to be an Accounting Complaint, the Code of Ethics Contact Person will promptly notify the Audit Committee of the Accounting Complaint. Accounting Complaints will be reviewed under the direction of the Audit Committee, with oversight by the Company’s General Counsel or such other persons as the Audit Committee determines to be appropriate.

All complaints will be promptly reviewed and investigated, as appropriate. Other than as described above for Accounting Complaints or where otherwise appropriate, the Code of Ethics Contact Person is responsible for directing all aspects of the investigation of any complaint, but may delegate investigatory responsibility to one or more persons, including persons who are not employees of the Company, such as outside auditors, legal counsel or other experts.

The Board of Directors and the Company’s General Counsel shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate, after consultation with the Board of Directors or, if the reported violation does not involve a director or executive officer in any respect, the General Counsel. Such action may include reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and demands and/or claims for restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

VI.	Corporate Opportunities

Directors, officers and employees generally owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Subject to certain exceptions contained in the Company’ certificate of incorporation, directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

VII.	Confidentiality

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, joint venture parties or other persons. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized, legally mandated or made in cooperation with a government investigation. Confidential or proprietary information of the Company, and of other persons, includes any non-public information that would be harmful to the relevant person or useful or helpful to competitors if disclosed.

VIII.	Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, joint venture parties and other persons. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

IX.	Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

X.	Environment, Health and Safety

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees must comply with all applicable environmental, health and safety laws, rules and regulations and Company policies. It is each employee’s responsibility to understand and comply with the laws, rules and regulations and Company policies that are relevant to his, her or their job. Failure to comply with environmental, health and safety laws, rules and regulations can result in civil and criminal liability against employees and/or the Company, as well as disciplinary action by the Company up to and including termination of employment. An employee should contact the Code of Ethics Contact Person if he, she or they have any questions about the laws, rules and regulations and Company policies that apply to him, her or them.

A. Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. Each employee has a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

B. Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, rules and regulations but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, rules and regulations and Company policies relevant to their positions. If an employee has a concern about unsafe conditions or tasks that present a risk of harm, the employee should report those concerns immediately to the Code of Ethics Contact Person.

C. Employment Practices

The Company pursues fair employment practices in its business. The following is only intended to be a summary of certain of the Company’s employment policies and procedures. Copies of the Company’s detailed policies are available on the Company’s intranet site. Company employees must comply with all applicable labor and employment laws, rules and regulations, including anti-discrimination laws, rules and regulations and those related to freedom of association and privacy. It is each employee’s responsibility to understand and comply with the laws, rules and regulations and Company policies relevant to his, her or their job. Failure to comply with labor and employment laws, rules and regulations can result in civil and criminal liability against employees and/or the Company, as well as disciplinary action by the Company up to and including termination of employment. An employee should contact the Code of Ethics Contact Person if he, she or they have any questions about the laws, rules and regulations and Company policies that apply to him, her or them.

D. Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If an employee has any complaints of discrimination or harassment, he, she or they should report such conduct to his, her or their supervisor. All complaints will be treated with sensitivity and discretion. The employee’s supervisor and the Company will protect the employee’s confidentiality to the extent possible. Where the Company’s investigation uncovers harassment or discrimination, it will take prompt corrective action, which may include disciplinary action by the Company, up to and including termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the relevant human resources personnel immediately.

XI.	Applicability

All of the Company’s directors, officers and employees are expected to adhere to this Code. This Code, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. This Code is subject in all respects to the provisions of the certificate of incorporation, bylaws and operating agreements of the Company and its subsidiaries which may in some circumstances modify the principles set forth herein.

This Code shall be distributed to each new director, officer and employee of the Company upon commencement of such person’s employment or other relationship with the Company and shall also be distributed annually to each director, officer and employee of the Company, and each director, officer and employee shall certify that he, she or they have received, read and understand this Code and have complied and will comply with its terms.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.